EXHIBIT 2.03

                                                                      LINKLATERS
                                                                      & ALLIANCE

- --------------------------------------------------------------------------------

[** Confidential treatment has been requested for certain provisions of this document, which information has been separately filed with the Commission and the appropriate Section marked with a [*] ]

                              Dated 4 October 2000

                        PRODUCTIVITY THROUGH SOFTWARE PLC

                                       and

                                 C-DILLA LIMITED

                                       and

                                MR JOHN ROWLINSON

                                       and

                             MACROVISION CORPORATION

                             BUSINESS SALE AGREEMENT

                        relating to the Sale and Purchase
                       of part of the Software Business of
                        PRODUCTIVITY THROUGH SOFTWARE PLC

                                                  LINKLATERS
                                                  One Silk Street
                                                  London EC2Y 8HQ

                                                  Telephone:  (44-020) 7456 2000
                                                  Facsimile:  (44-020) 7456 2222

                                                  Ref: JAYG
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Table of Contents

Clause                                                                  Page

1       Interpretation.....................................................1

2       Agreement to sell the Business....................................10

3       Consideration.....................................................12

4       Completion........................................................15

5       Post Completion Obligations.......................................16

6       Warranties........................................................19

7       Contracts and Third Party Consents................................20

8       The Relevant Employees............................................22

9       Restrictions on the Vendors.......................................24

10      Restrictions on the Purchaser.....................................26

11      Post-Completion Obligations.......................................27

12      Guarantees........................................................29

13      Other Provisions..................................................30

Schedule 1 Part 1 Intellectual Property...................................38

Schedule 2 Allocation of Consideration....................................39

Schedule 3 Completion Obligations.........................................40

Schedule 4 Warranties given by the Vendor under clause 6..................42

Schedule 5 Limitations on Liability Under Clause 6.3......................50

Schedule 6 Warranties given by Macrovision under clause 6.................51

Schedule 7 Specifications.................................................52

Schedule 8 Asset List.....................................................53

Schedule 9 Customer Contracts.............................................55

Schedule 10 Web Hosting Agreement.........................................81

Schedule 11 Database Agreement............................................82

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Schedule 12 Consultant Services Agreement.................................83

Schedule 13 Employees.....................................................84

Schedule 14 Licence to Occupy the Premises................................85

Schedule 15 Contracts with a Value of 30,000 or greater...................86

Schedule 16 Contingent Consideration......................................87

Schedule 17 Gross Bookings................................................89

Schedule 18 Motor Vehicles Lease..........................................90

Schedule 19 Draft Press Release...........................................91

Schedule 20 Bonus Payments................................................93

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Agreement for Sale of Business

This Agreement is made on 4th October 2000.

Between:

(1) Productivity Through Software PLC (Registered No. 2536709) whose registered office is at Manor Park Avenue, Manor Park, Runcorn, Cheshire, WA7 1TL, United Kingdom (the "Vendor");

(2) C-Dilla Limited (Registered No.2863202 ) whose registered office is at Woodley House, Crockhamwell Road, Woodley, Berkshire, RG5 3JP, United Kingdom (the "Purchaser"); and

(3) Mr John Rowlinson of The Kennels, Park Lane, Higher Walton, Warrington, WA4 5LH, United Kingdom ("Mr Rowlinson"); and

(4) Macrovision Corporation whose registered address is at 1341 Orleans Drive, Sunnyvale, California, 94089, USA ("Macrovision").

Whereas:

The Vendor wishes to sell the Business (as defined below), and the Purchaser wishes to purchase the Business, on and subject to the terms of this Agreement.

It is agreed as follows:

1     Interpretation

      In the interpretation of this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1   Definitions

      "agreed terms" means, in relation to any document, such document in the terms agreed between the parties and signed for identification by or on behalf of the Purchaser and the Vendor with such alterations as may be agreed in writing between the parties from time to time for any reason;

      "Assets" means the property, rights and assets agreed to be sold pursuant to Clause 2.1 of this Agreement;

      "Assumed Liabilities" means the Liabilities of the Vendor to be assumed by the Purchaser under Clause 2.2 of this Agreement and "Assumed Liability" means any one of them;

      "Audited Accounts" means the audited accounts relating to the Vendor for the financial periods ending on 30 September in each of the years 1998 and1999;

      "Balance Sheet Date" means 30 June 2000;

      "Business" means the business of sublicensing, distribution, and maintenance of the Software pursuant to the Sublicensor Agreement and products and services relating to the Software, carried on by the Vendor in the Territory from the Premises under the name "Productivity through Software PLC", including the Assets and the Assumed Liabilities subsisting at Completion;

      "Business Day" means a day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);


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      "CHAPS" means clearing houses automated payment systems;

      "Claims" means all rights and claims of the Vendor to the extent that they arise at any time (whether before or after Completion) out of or in connection with the Business (whether arising under any warranties, conditions, guarantees, indemnities, insurance policies, contracts, agreements (in each case whether express or implied) or otherwise howsoever) in so far as they relate to any of the Assets or any Assumed Liability;

      "Completion" means the completion of the sale and purchase of the Business pursuant to sub-clauses 4.1 to 4.3;

      "Consultant Services Agreement" means the agreement to be executed at Completion by the Vendor and the Purchaser in the form set out in Schedule 12;

      "Contracts" means the Customer Contracts and the Licence Agreements;

      "Customer Contracts" means the customer contracts executed by the Vendor in relation to the Software and associated services, whether expired or terminated, which are listed in Schedule 9;

      "Database" shall have the meaning given to that term in the Database Agreement;

      "Database Agreement" means the agreement to be executed at Completion by the Vendor and the Purchaser in relation to the Database and the licence from the Vendor to the Purchaser of the database management program in the form set out in Schedule 11;

      "Deferred Revenue" means, in relation to orders that have been invoiced by the Vendor but which, but for this Agreement, would have resulted in a contractual obligation on the Vendor to provide services or maintenance beyond the date of Completion, the aggregate of the amounts calculated in relation to each such order using the following formula:

            (A / B) x C

       where:

      A = the number of days between the date of Completion and the date of expiration of the contractual obligation arising in connection with the order;

      B = the total period (in days) of the contractual obligation arising in connection with the order; and

      C = the value of the invoice, exclusive of VAT;

      "Disclosure Letter" means the letter of even date with this Agreement, from the Vendor to the Purchaser, disclosing:

            (i)   information constituting exceptions to the Warranties; and

            (ii)  details of other matters referred to in this Agreement;

      "Employment Contracts" means the employment contracts between the Vendor and the employees listed in Schedule 13;

      "Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

      "Excluded Assets" means:


                                       2
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            (i)   "Plns": the Vendor's Intranet Server responsible for the
                  delivery of all internal information that is of a proprietary nature to the Vendor including but not limited to telephone directory, call statistics, policies and procedures, sales statistics, pricing and social information;

            (ii) "Call Statistics": the call logging system that takes data from the Vendor's telephone exchange and displays information and statistics based on this information on PlnS;

            (iii) "ptsplc": the predecessor to the current sales database
                  Software (as that term is defined in the Database Agreement) covered under the Database Agreement, written as a UNIX based system and displaying all information on dumb terminal or terminals emulation software. This sub-clause shall not in any way limit or reduce the Purchasers rights as described in the Database Agreement;

            (iv) "WordPerfect System": the UNIX based WordPerfect word processing package and documents used in conjunction with ptsplc prior to the introduction of the current sales database and MSWord as company standards;

            (v) "FilemakerPro database": the Vendor's internal database system including but not limited to salaries, pricing and price list management and miscellaneous databases of secondary importance to the running of the Vendor; and

            (vi) The tradenames "PtS" and "Productivity through Software" including the unique visual attributes of the Vendor's corporate look and feel and all Intellectual Property which subsists in them;

      "Expert" means an independent firm of chartered accountants:

            (i) agreed by the parties within two Business Days of the receipt by a party of a Dispute Notice (as defined in Clause 5.2.7), a New Bookings Dispute Notice (as defined in Clause 5.3.5) or a T&C Dispute Notice (as defined in Clause 5.4.7); or

            (ii) in default of agreement by the parties within two Business Days of receipt by a party of one of the notices referred to above, the London office of an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either of the Vendor or Purchaser;

      "Globetrotter" means Globetrotter Software, Inc whose registered address is 1530 Meridian Avenue, San Jose, California, USA;

      "Goodwill" means the goodwill of the Vendor in connection with the Business;

      "GPP" means the Group Personal Pension arrangement known as the "PTS Group Personal Pension Scheme Number 67213" provided by Scottish Equitable with commencement date November 1998;

      "Gross Bookings" means the information set out in Schedule 17 (which schedule shall be deemed to incorporate the information required to be provided by the Vendor pursuant to Clause 5.2.1), being the value at Completion of the written orders for Software and maintenance received by the Vendor, exclusive of Value Added Tax, which have not been paid at Completion and excludes:

            (i) any customer orders which the Vendor has induced any customer to place prior to Completion other than in the ordinary course of business consistent with the Vendor's past practices; and

            (ii)  orders for FLEXLM dongles;


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      [** Confidential treatment has been requested for certain provisions of this document]

      "Information Technology" means computer systems, communication systems, software and hardware;

      "Intellectual Property" means trade marks, service marks, trade names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, domain names, database and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

      "Key Employees" means each of [*] and [*];

      "Know-how" means the following: confidential industrial and commercial information in any form (including paper, electronically stored data, magnetic media, film and microfilm) including but not limited to sales letters, sales proposals, sales presentations, technical presentations, project reports, instruction and training manuals, tables of operating conditions, sales and market forecasts, lists and particulars of prospects and customers and all similar and related items

      "Letter Agreement" means the Letter Agreement between Macrovision Corporation, the Vendor, Mr Rowlinson and Sheila Rowlinson dated 15 June 2000;

      "Liabilities" means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly and as principal or surety and "Liability" means any one of them;

      "Licence Agreements" means the licence agreements relating to the provision of software to the Vendor brief details of which are set out in
      Part 1.2 of Schedule 1;

      "Losses" means all losses (other than indirect losses), liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands;

      "Motor Vehicles" means the motor vehicles listed in the Motor Vehicles Lease;

      "Motor Vehicles Lease" means the lease to be executed at Completion by SuperStore Limited (which shall have been procured by the Vendor) and the Purchaser in relation to the Motor Vehicles in the form set out in
      Schedule 18;

      "New Bookings" means the value of orders for Software and for the maintenance training and consulting of, or in relation to, Software received from customers located in the Territory by any entity which is part of the Purchaser's Group (regardless of which entity receives the orders):

            (i) which are evidenced by a formal, written customer purchase order;

            (ii) for which an invoice has been delivered to the customer by the Purchaser; and

            (iii) which includes the amount that would have been payable to
                  Globetrotter in accordance with the Sublicensor Agreement had it remained in force;


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

      "Office Equipment" means the loose items of office equipment, furniture and furnishings used in connection with the Business at Completion which are listed in Schedule 8;

      "Order" means the Value Added Tax (Special Provisions) Order 1995;

      "Payment Account Details" means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

      "Post Completion Conditions" means:

            (i) the delivery at Completion to the Purchaser of all customer and prospect lists and databases held by or under the control of the Vendor in relation to the Business; and

            (ii) the implementation at Completion (in a form reasonably satisfactory to the Purchaser) of standalone data processing systems to provide the specifications set out in Schedule 7.

      "Premises" means those parts of the ground and first floor of Manor Park Avenue, Manor Park, Runcorn, Cheshire, WA7 1TL, United Kingdom which are more particularly described in the Premises Licence;

      "Premises Licence" means the licence allowing the Purchaser to occupy the premises in the form set out in Schedule 14;

      "Purchaser's Group" means the Purchaser and any subsidiary undertaking of the Purchaser and any holding company or fellow subsidiary undertaking of the Purchaser;

      "Purchaser's Solicitors" means Linklaters of One Silk Street, London EC2Y 8HQ;

      "Related Agreements" means the Consultant Services Agreement, the Database Agreement and the Web-Hosting Agreement;

      "Relevant Employees" means those employees of the Vendor who are immediately prior to Completion employed in the Business (other than any specifically excluded by agreement with the Purchaser) and whose names are set out in Schedule 13;

      "Reporting Accountants" means such firm as the Vendor and Purchaser agree, or if they are unable to agree within 7 days or if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of Chartered Accountants independent of the Vendor and of the Purchaser to be agreed by the Vendor and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants of England and Wales;

      "Residual Business" has the meaning given to it in Clause 10.4;

      "Software" means the Globetrotter software systems, namely FlexLM, FlexBill, GT Licensing, GT Licensing-Web, FlexLock, FlexAdmin, FlexWrap, Globetrack, SAMWrap and SAMSuite and includes upgrades and successors to these software systems;

      "Sublicensor Agreement" means the Globetrotter Software, Inc. Authorised International Sublicensor Agreement between the Vendor and Globetrotter dated 1 January 1996 as amended and renewed in March 2000 for a 2 year term beginning 1 January 2000 and ending 31 December 2001;


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

      "Taxation" or "Tax" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

      "Territory" means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Holland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom;

      "Third Party Consents" means all consents, licences, approvals, authorisations or waivers (other than those pertaining to the Customer Contracts for the Software) required from third parties for the conveyance, transfer, assignment or novation in favour of the Purchaser of any of the Assets or Assumed Liabilities in terms acceptable to the Purchaser; and "Third Party Consent" means any one of them;

      "Training and Consulting Bookings" means the value at Completion of written orders for training and consulting in relation to the Software, exclusive of Value Added Tax, which are unperformed as at Completion. For the avoidance of doubt, Training and Consulting Bookings do not include any customer orders for items licensed under the Sublicensor Agreement;

      "Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

      "VAT" means United Kingdom Value Added Tax; and "VATA 1994" means the Value Added Tax Act 1994;

      "VAT Records" has the meaning given in Clause 3.5.1;

      "Vendor's Group" means the Vendor and any subsidiary undertaking of the Vendor and any holding company or fellow subsidiary undertaking of the Vendor;

      "Vendor's Intellectual Property" means the Intellectual Property owned by the Vendor and all other intellectual property which at or in the six months prior to Completion is or was used or enjoyed in a commercially significant way in connection with the Business excluding any Intellectual Property in the Excluded Assets. For the avoidance of doubt, Vendor's Intellectual Property shall include all documentation created by the Vendor related to the Software to the extent that such documentation exists. To the extent that any of the Vendor's Intellectual Property is used or enjoyed in a commercially significant way in both the Business and the Residual Business, this Clause shall not in any way limit the Vendor's right to continue using the Intellectual Property in the Residual Business or future business subject to the provisions of Clause 9 of this Agreement;

      "Vendor's Know-how" means all rights and interest owned by the Vendor in Know-how which at or in the six months prior to Completion is or was commercially significant to the Business;

      "Vendor's Solicitors" means Maclay Murray & Spens, Solicitors of 151 St. Vincent Street, Glasgow, G2 5NJ;

      "Warranties" means the warranties and representations contained in
      Schedule 4; and "Warranty" means any one of them;

      "Web Hosting Agreement" means the agreement to be executed at Completion by the Vendor and Purchaser, in the form set out in Schedule 10, which sets out the terms upon which the Vendor agrees to (i) make available to the Purchaser space on the PTS site (as defined in the Web Hosting Agreement) and (ii) to allow the Purchaser to use the Vendor's web-based software.

1.2   Subordinate Legislation

      Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.

1.3   Modification etc. of Statutes

      Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that such modification, re-enactment or consolidation does not result in any liability of any party hereunder being more onerous.

1.4   Connected Persons

      A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988.

1.5   Accounts

      Any reference to "accounts" shall include, where relevant, the directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question.

1.6   Companies Act 1985

      The words "subsidiary" and "holding company" and "subsidiary undertaking" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.

1.7   Interpretation Act 1978

      The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.8   Interpretation

      For the avoidance of doubt, references to "property" do not refer to real property.

1.9   References

      References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs are to paragraphs of the Schedules.


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

1.10  Information

      Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11  Headings

      Headings shall be ignored in construing this Agreement.

2     Agreement to sell the Business

2.1   Sale and purchase of Business

      2.1.1 On Completion, the Vendor agrees to sell with full title guarantee (subject to Clause 2.1.4) and the Purchaser, relying on the several representations, warranties and undertakings contained in this Agreement, agrees to purchase free from all Encumbrances as at Completion the whole of the Business as a going concern.

      2.1.2 Without prejudice to the generality of Clause 2.1.1 and subject to Clause 2.1.3 and Clause 2.1.5, there shall be included in the sale under this Agreement the following:

            (i)   the benefit, subject to the burden, of each of the Contracts;

            (ii)  the Goodwill;

            (iii) the Office Equipment owned by the Vendor as set out in the
                  Asset List;

            (iv)  the Vendor's Intellectual Property;

            (v) the benefit (so far as the same can lawfully be assigned or transferred to or held in trust for the Purchaser) of the Claims;

            (vi)  the Deferred Revenue; and

            (vii) the Training and Consulting Bookings.

      2.1.3 There shall be excluded from the sale under this Agreement the following:

            (i)   all assets of the Vendor other than the Assets;

            (ii)  the Excluded Assets; and

            (iii) any Liabilities that are not Assumed Liabilities.

      2.1.4 Without prejudice to any other provision of this Agreement or the Database Agreement, both the Vendor's Intellectual Property and the benefit of each of the Contracts shall be sold or transferred without the benefit of the covenants of title implied by use of the words "full title guarantee" in Clause 2.1.1.

      2.1.5 For the avoidance of doubt, in relation to the Vendor's Intellectual Property in the Database, it is agreed that this Agreement shall not operate to transfer any such Intellectual Property but rather that the provisions of Clause 2.2.1 of the Database Agreement shall be the operative provisions in terms of which the Vendor shall assign to the Purchaser and the Vendor as tenants in common, equal shares of all the Vendor's rights and interest in the Database.


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      [** Confidential treatment has been requested for certain provisions of this document]

2.2   Assumption of Liabilities

      2.2.1 The Purchaser shall assume, duly and punctually pay, satisfy, discharge, perform or fulfil all Liabilities in relation to:

            (vi) Customer Contracts to the extent that they were incurred by the Vendor in the ordinary course of carrying on the Business;

            (vii) Employment Contracts subject to Clause 8; and

            (viii) all Liabilities which relate to or arise out of any act or omission by the Purchaser on or after Completion in respect of the Licence Agreements.

      2.2.2 Clause 2.2.1 shall not apply to:

            (ix) any Liability expressly reserved to the Vendor under any provision of this Agreement;

            (x) any Liability that arises as a result or by reason of gross negligence, wilful default or fraud on the part of the Vendor;

            (xi) any Liability in respect of an insured risk to the extent that payment to the Vendor is made pursuant to insurance cover; and

            (xii) any Liability arising out of any past or future breach by the
                  Vendor of any data protection legislation in the United Kingdom or elsewhere.

      2.2.3 As a result of the assumption of the Assumed Liabilities by the Purchaser, the Purchaser shall have assigned to it by the Vendor, and be entitled to the benefit of, all rights, powers, remedies, claims, defences, obligations, conditions and incidents (including, without limitation, rights of set-off and counterclaim and rights under contracts with third parties) as the Vendor enjoyed.

2.3   Indemnities

      2.3.1 The Purchaser shall indemnify and agrees to keep indemnified the Vendor against all Assumed Liabilities and any Liability incurred by the Purchaser in the course of carrying on the Business after Completion (including, for the avoidance of doubt, any Liability of the Purchaser which is deemed to be, or becomes, a Liability of the Vendor by virtue of applicable law), provided that the Purchaser shall not be liable under this Clause 2.3.1:

            (i) to the extent that the Liability in question has been increased or caused by the Vendor's non-compliance with its obligations under this Agreement; or

            (ii) unless the Vendor has notified the Purchaser of the Loss it has incurred in relation to the Assumed Liabilities or Liability within the period of 3 years from Completion (provided that this limitation will only apply in relation to the Assumed Liabilities referred to in Clause 2.2.1(i).

      2.3.2 The Vendor shall, for a period of [*] from Completion, indemnify and agrees to keep indemnified the Purchaser against any Liability of the Vendor which is not an Assumed Liability (including, for the avoidance of doubt, any Liability of the Vendor which is not an Assumed Liability and which is deemed to be, or becomes, a Liability of the Purchaser by virtue of any applicable law).


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

      [** Confidential treatment has been requested for certain provisions of this document]

2.4   Form of transfers

      The parties agree that the Business shall be transferred to the Purchaser in the following manner:

      2.4.1 in the case of the Contracts, by means of assignments and novations in such form as may be agreed by the Vendor and the Purchaser together with any Third Party Consents as may have been obtained;

      2.4.2 in the case of Office Equipment, by delivery;

      2.4.3 in the case of Goodwill and the Training and Consulting Bookings, by means of absolute legal assignments in the agreed terms; and

      2.4.4 in the case of the other Assets and any other rights, obligations and liabilities required to be transferred pursuant to this Agreement, by means of documents in the agreed terms.

3     Consideration

3.1   Amount and Payment

      3.1.1 The consideration for the purchase of the Business is as follows:

            (i)   an amount of USD$[*] payable to the Vendor on Completion;

            (ii) an amount calculated in accordance with Schedule 16, based on the New Bookings received by the Company during the first [*] days following Completion (the "Contingent Consideration"), payable monthly fifteen days after each relevant month end to the Vendor by reference to the total amount of orders comprising New Bookings which are made in respect of New Bookings during the relevant month and not, for the avoidance of doubt, by reference to the payments actually received by the Purchaser;

            (iii) an amount equal to [*]% of all sums received by the Purchaser for Training and Consulting Bookings, payable monthly to the Vendor fifteen days after each month end for each month after Completion during which such a sum is received, but only up to a maximum aggregate amount of USD$[*].

3.2   Conduct of the Business

      3.2.1 For the [*] period following Completion, the Purchaser agrees to conduct the Business in a commercial and businesslike manner with a view to trading profitably and, without prejudice to the foregoing generality, shall not take or permit any action whereby the number or value of New Bookings made in the [*] period following Completion nor the sums received by the Purchaser in respect thereof are artificially reduced and the Purchaser shall ensure, so far as it is reasonably able, that all contracts entered into by it for the sale, supply or maintenance of, or training or consulting with respect to the Software in relation to the Business fall within the definition of New Bookings.

      3.2.2 During the [*] period following Completion, the Purchaser agrees to use commercially reasonable efforts to ensure all services to be provided pursuant to the Training and Consulting Bookings are fully and properly performed as soon as reasonably practicable after Completion.

3.3   Allocation of Consideration

      The consideration shall initially be allocated as set out in Schedule 2, subject to adjustment in such manner as the Vendor and the Purchaser shall agree following finalisation of the payments in relation to Gross Bookings, New Bookings and Training and Consulting Bookings, or failing agreement as determined by the Reporting Accountants on the application of the Vendor or the Purchaser and that allocation as subsequently adjusted shall be adopted by both parties for all Tax purposes.

3.4   Method of Payment

      Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting for same day value the account specified in the Payment Account Details of the party entitled to the payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

3.5   VAT

      3.5.1 General

            The parties intend that the Business shall be sold as a going concern for VAT purposes and accordingly:

            (i) the Vendor and the Purchaser shall (when required to do so) give notice of such sale to H.M. Customs & Excise pursuant to paragraph 11 of Schedule 1 VATA 1994 or paragraph 6 of the Value Added Tax Regulations 1995 or as otherwise required by law;

            (ii) the Vendor shall provide the Purchaser with access to all records referred to in Section 49 VATA 1994 (the "VAT Records");

            (iii) the Vendor shall, if the Purchaser so requests, provide, at the Purchaser's cost, copies of the VAT Records; and

            (iv) the Vendor undertakes to preserve the VAT Records for such periods as may be required by law.

      3.5.2 Going Concern

            (i) The Vendor and the Purchaser intend that the sale of the Business shall be treated under the Order as neither a supply of goods nor a supply of services. It is not contemplated by this sub-clause that any application shall be made by either of the parties to H.M. Customs & Excise seeking confirmation that the sale is to be so treated, but if either party subsequently proposes that such an application be made then the Vendor and Purchaser shall promptly agree the form of that application (but failing agreement within a reasonable period the Vendor's accountants shall determine the form of that application) and use all reasonable endeavours to ensure that satisfactory confirmation is obtained as soon as possible thereafter from H.M. Customs & Excise that the sale is to be so treated.

            (ii) If and to the extent H.M. Customs & Excise has before Completion expressly indicated that the sale of the Business cannot be treated in the manner contemplated by sub-clause 3.5.2(i), the Purchaser shall (against production of tax invoices in respect thereof) in addition to any amounts expressed in this Agreement to be payable by the Purchaser pay seven days before the Vendor has to account for the same to H.M. Customs & Excise the amount of any VAT which as a result of that indication may be chargeable on the sale of the Business under this Agreement. If no such indication shall have been given before Completion, then (subject to sub-clause 3.5.4(i) below) no amount in respect of VAT shall be paid by the Purchaser on Completion, but to the extent that VAT shall subsequently be determined by H.M. Customs & Excise to be payable on the sale, the Purchaser shall (unless it gives written notice to the Vendor that it requires such determination to be challenged in accordance with sub-clause 3.5.2(iii) below) in addition to any amount expressed in the Agreement to be payable by the Purchaser pay to the Vendor such VAT, such payment by the Purchaser to be made forthwith against evidence that the due date for payment of such tax has fallen due or will fall due within seven days or if later against delivery by the Vendor to the Purchaser of the appropriate tax invoice.

            (iii) Nothing in this sub-clause shall require the Vendor to make any appeal to any tribunal or court against or otherwise challenge any determination of H.M. Customs & Excise that the sale does not fall to be treated as the transfer of a going concern unless the Purchaser shall by such date as shall reasonably allow the Vendor to make such appeal or challenge within any applicable time limit give written notice to the Vendor that it requires such appeal or challenge to be made and shall first agree to indemnify the Vendor against all irrecoverable costs and expenses that the Vendor may incur by taking any such action and, in any case where an appeal cannot be made against the determination of H.M. Customs & Excise without the Vendor accounting for the VAT and any penalty or interest in question, unless the Purchaser shall first pay to the Vendor an amount equal to that VAT and any such penalty or interest (against delivery by the Vendor of the appropriate tax invoice). Any VAT that is finally determined to be payable on the sale and for which the Purchaser has not previously accounted to the Vendor shall following such final determination be paid by the Purchaser forthwith to the Vendor against production of the appropriate tax invoice.

            (iv) If any amount paid by the Purchaser to the Vendor in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error the Vendor shall if the Vendor has not yet accounted for such VAT to H.M. Customs & Excise promptly repay such amount to the Purchaser and, if the Vendor has already so accounted, then the Vendor shall at the expense of the Purchaser use all reasonable endeavours to obtain repayment thereof from H.M. Customs & Excise or, if entitled, the Vendor shall correct its VAT account pursuant to Regulation 34 of the Value Added Tax Regulations 1995 and forthwith on receiving repayment from H.M. Customs & Excise or receiving the benefit of the correction to its VAT account, as the case may be, shall pay to the Purchaser the amount repaid and issue to the Purchaser a valid credit note showing the amount of VAT repaid.

3.6   Reduction of Consideration

      If any payment is made by the Vendor to the Purchaser in respect of any claim against the Vendor for any breach of this Agreement (or any agreement entered into pursuant to this Agreement) or pursuant to any indemnity hereunder, the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the particular category of Asset (if any) to which the payment and/or claim relates under this Agreement and if the payment and/or claim relates to more than one category of Asset shall be allocated rateably to the relevant category or categories of Asset or if the payment and/or claim relates to no particular category of Asset shall be allocated rateably to all the Assets in each case by reference to the proportions in which the consideration referred to in Clause 3.1 is initially allocated as set out in Part 1 of Schedule 2 and the consideration shall be deemed to have been reduced by the amount of such payment.

4     Completion

4.1   Date and Place

      Completion shall take place at the offices of the Purchaser's Solicitors on the date hereof or at such other place, time or date as may be agreed between the Purchaser and the Vendor.

4.2 Obligations of the Vendor, Purchaser and Macrovision on Completion On Completion:

      4.2.1 the Vendor shall procure that its obligations specified in Schedule 3 are fulfilled;

      4.2.2 the Purchaser shall procure that its obligations specified in
            Schedule 3 are fulfilled; and

      4.2.3 Macrovision shall procure that its obligations specified in Schedule 3 are fulfilled.

4.3   Payment of Price

      Against compliance with the foregoing provisions, the Purchaser shall pay the consideration in accordance with provisions of Clause 3.1 and the Purchaser and Macrovision shall procure that their respective obligations specified in Schedule 3 are fulfilled.

4.4   Right to Terminate

      If the foregoing provisions of this Clause are not fully complied with by the Vendor or the Purchaser by or on the date set for Completion, the Purchaser, in the case of non compliance by the Vendor, or the Vendor, in the case of non compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendor or, as the case may be, the Purchaser served on such date:

      4.4.1 to elect to terminate this Agreement without liability on its part;
            or

      4.4.2 to effect Completion notwithstanding the defaults which have occurred in which case the non-defaulting party shall be deemed to have waived or been satisfied as to the relevant obligation of the other party and to have waived any remedy which might otherwise have been available to it; or

      4.4.3 to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the foregoing provisions of this Clause 4.4 shall apply to Completion as so deferred but provided such deferral may only occur once.

      [** Confidential treatment has been requested for certain provisions of this document]

4.5   Title and Risk

      Title and risk of loss or damage to the Assets transferred on Completion shall pass to the Purchaser at Completion.

5     Post Completion Obligations

5.1   Stand Alone Data Processing System

      The Purchaser agrees to pay up to USD$[*] within 7 days of presentation by the Vendor of an invoice in respect thereof (accompanied by actual invoices from the Vendor's suppliers to substantiate such invoice from the Vendor) to the Vendor toward the acquisition and implementation (from vendors recommended by the Vendor but approved by the Purchaser) of a standalone data processing system meeting the specifications set out in
      Schedule 7 which has been acquired and implemented by the Vendor on behalf of the Purchaser. The Purchaser confirms that it has accepted such acquisition and implementation work and, as between the Vendor and Purchaser, is satisfied with the system so acquired and implemented.

5.2   Collection of Gross Bookings

      5.2.1 The Vendor shall within 3 Business Days of Completion provide to the Purchaser details of all Gross Bookings made between 2 October 2000 and Completion and these details shall be deemed to be incorporated into Schedule 17.

      5.2.2 The Purchaser undertakes to use all reasonable endeavours to recover the Gross Bookings in accordance with the Purchaser's standard debt collection procedures.

      5.2.3 During the [*] period following Completion, the Purchaser shall report and pay to the Vendor, 15 days after the end of each calendar month during the relevant period, [*]% of the aggregate sum received in respect of Gross Bookings during the period from Completion to each such reporting date (the "Payable Gross Bookings"), provided that the Purchaser shall only be required to pay the Vendor a maximum aggregate amount of Payable Gross Bookings of USD$[*]. The Purchaser shall provide the Vendor with such evidence as the Vendor may reasonably require in relation to the collection and receipt of the Gross Bookings.

      5.2.4 For the avoidance of doubt, the regime in relation to Gross Bookings under this Clause 5.2 supersedes any obligation of the Vendor under the Sublicensor Agreement to pay any monies to Globetrotter and Macrovision, the holding company of Globetrotter, represents and warrants on behalf of Globetrotter that Globetrotter shall make no claims in this regard against the Vendor under the Sublicensor Agreement and shall indemnify and keep indemnified the Vendor against any claim made against the Vendor by Globetrotter that the Vendor is liable to pay to it any amounts under the Sublicensor Agreement in relation to the period following Completion in respect of which payment has been made to the Purchaser pursuant to this Clause 5.3.

      5.2.5 The Purchaser shall allow the Vendor to consult with the Purchaser and to have access to sales ledgers to assess progress with regard to the collection of the Gross Bookings.

      5.2.6 Following each such meeting the Purchaser shall comply with all reasonable requests of the Vendor in respect of action to be taken towards the recovery of the Gross

            Bookings save that nothing is this provision shall oblige the Purchaser itself to institute legal proceedings for recovery or to take action to collect the Gross Bookings.

      5.2.7 The Vendor shall be entitled at any time, within the period of 30 days following the date for payment, to dispute the payment of Payable Gross Bookings by notice in writing (the "Dispute Notice") to the Purchaser. The Dispute Notice shall set out the amount of Payable Gross Bookings in dispute and the reasons for the dispute. If no Dispute Notice is given by the Purchaser before the expiry of such 30 day period, the Payable Gross Bookings shall be deemed to have been paid and agreed by the Purchaser and Vendor. If a Dispute Notice is served on the Purchaser, the Purchaser agrees to procure that the Vendor and its accounting and other advisers are given reasonable access to the relevant books, personnel and accounting records in relation to the Payable Gross Bookings.

      5.2.8 The Purchaser and the Vendor shall use all reasonable endeavours to resolve any matters in dispute and agree the amount payable in relation to the Payable Gross Bookings within 14 Business Days of the date of receipt of a Dispute Notice by the Purchaser. If they fail to do so by the expiry of 14 Business Days after the date of receipt by the Purchaser of the Dispute Notice, the Purchaser or the Vendor may refer any remaining matters in dispute to the Expert, with a request that the Expert determine the matters within dispute 45 Business Days of receiving the reference. Any reference to Expert shall be deemed to be a joint reference by the Purchaser and the Vendor and, in any such reference, the Expert shall act as an expert and not as an arbitrator. The determination of the Expert shall be final and binding on both parties in relation to the matters in dispute.

      5.2.9 The charges of any Expert shall be apportioned between the parties as the Expert shall decide or, in the absence of such directions, by the Purchaser and the Vendor in equal shares.

     5.2.10 If either the Vendor or the Purchaser receives any monies from a customer of the Business relating to a Gross Booking, they shall immediately deposit those monies into the bank account to be established pursuant to Clause 5.2.11.

     5.2.11 The Purchaser shall (and the Vendor shall provide the Purchaser with all necessary assistance as is required for this purpose), as soon as practicably possible after Completion, open a bank account to be called the "PTS Gross Bookings" account into which the parties shall deposit all monies received from customer of the Business in relation to Gross Bookings and from which the Purchaser shall pay the Payable Gross Bookings to the Vendor.

     5.2.12 The Purchaser shall use all reasonable endeavours not to deposit monies other than monies relating to Gross Bookings into the account referred to in Clause 5.2.10 above, but to the extent that any monies other than Gross Bookings are deposited into the account, will immediately refund them to the Vendor.

5.3   New Bookings

      5.3.1 The Purchaser undertakes to use all reasonable endeavours to recover the New Bookings in accordance with the Purchaser's standard debt collection procedures.

      5.3.2 Following Completion, the Purchaser shall pay the Contingent Consideration in the manner set out in Clause 3.1.1(ii). The Purchaser shall maintain proper accounts, setting out the aggregate value of all New Bookings and monies received in relation thereto, and shall provide the Vendor with such evidence as the Vendor may reasonably require in relation to the collection and receipt of the New Bookings.

      5.3.3 The Purchaser shall allow the Vendor to consult with the Purchaser and to have access to sales ledgers to assess progress with regard to the collection of the New Bookings.

      5.3.4 Following each such meeting, the Purchaser shall comply with all reasonable requests of the Vendor in respect of action to be taken towards the recovery of the New Bookings save that nothing is this provision shall oblige the Purchaser itself to institute legal proceedings for recovery or to take action to collect the New Bookings sooner than is provided in the Purchaser's debt collection procedures.

      5.3.5 The Vendor shall be entitled at any time, within the period of 30 days following the date for payment, to dispute the payment of Contingent Consideration by notice in writing (the "New Bookings Dispute Notice") to the Purchaser. The New Bookings Dispute Notice shall set out the amount of Contingent Consideration in dispute and the reasons for the dispute. If no New Bookings Dispute Notice is given by the Vendor before the expiry of such 30 day period, the Contingent Consideration shall be deemed to have been paid and agreed by the Vendor and Purchaser. If a New Bookings Dispute Notice is served on the Purchaser, the Purchaser agrees to procure that the Vendor and its accounting and other advisers are given reasonable access to the relevant books, personnel and accounting records in the relation to the Contingent Consideration.

      5.3.6 The Vendor and the Purchaser shall use all reasonable endeavours to resolve any matters in dispute and agree the amount payable in relation to the Contingent Consideration within 14 Business Days of the date of receipt of a New Bookings Dispute Notice by the Purchaser. If they fail to do so by the expiry of 14 Business Days after the date of receipt by the Purchaser of the New Bookings Dispute Notice, the Vendor or the Purchaser may refer any remaining matters in dispute to the Expert, with a request that the Expert determine the matters within dispute 45 Business Days of receiving the reference. Any reference to Expert shall be deemed to be a joint reference by the Vendor and the Purchaser and, in any such reference, the Expert shall act as an expert and not as an arbitrator. The determination of the Expert shall be final and binding on both parties in relation to the matters in dispute.

      5.3.7 The charges of any Expert shall be apportioned between the parties as the Expert shall decide or, in the absence of such directions by the Vendor and the Purchaser in equal shares.

      5.3.8 If the Vendor receives any monies from a customer of the Business relating to a New Booking, the Vendor shall hold those monies on trust for the Purchaser and pay the Monies over to the Purchaser within 5 Business Days of receipt.

5.4   Training and Consulting Bookings

      5.4.1 The Vendor shall, immediately following Completion, notify in writing any customers of the Business which have made a Training and Consulting Booking of the sale of the Business and request that they send all payments relating to the relevant Training and Consulting Booking directly to the Purchaser.

      5.4.2 The Purchaser undertakes to use all reasonable endeavours to recover the Training and Consulting Bookings in accordance with the Purchaser's standard debt collection procedures.

      [** Confidential treatment has been requested for certain provisions of this document]

      5.4.3 Notwithstanding Clause 5.4.1, if the Vendor receives any monies from a customer of the Business relating to a Training and Consultancy Booking, the Vendor shall hold those monies on trust for the Purchaser and immediately pay the monies over to the Purchaser or, if the Purchaser agrees, net the monies off against any sum owing by the Purchaser to the Vendor under this Clause.

      5.4.4 Following Completion, the Purchaser shall pay the Vendor the amounts required in accordance with Clause 3.1.1(iii) (up to a maximum aggregate amount of (pound)[*]) (the "Payable Training and Consulting Bookings"). The Purchaser shall provide the Vendor with such evidence as the Vendor may reasonably require in relation to the collection and receipt of the Training and Consulting Bookings.

      5.4.5 The Purchaser shall allow the Vendor to consult with the Purchaser and to have access to sales ledgers to assess progress with regard to the collection of the Training and Consulting Bookings.

      5.4.6 Following each such meeting, the Purchaser shall comply with all reasonable requests of the Vendor in respect of action to be taken towards the recovery of the Training and Consulting Bookings save that nothing is this provision shall oblige the Purchaser itself to institute legal proceedings for recovery or to take action to collect the Training and Consulting Bookings sooner than is provided in the Purchaser's debt collection procedures.

      5.4.7 The Vendor shall be entitled at any time, within the period of 30 days following the date for payment, to dispute the payment of Payable Training and Consulting Bookings by notice in writing (the "T&C Dispute Notice") to the Purchaser. The T&C Dispute Notice shall set out the amount of Payable Training and Consulting Bookings in dispute and the reasons for the dispute. If no T&C Dispute Notice is given by the Vendor before the expiry of such 30 day period, the Payable Training and Consulting Bookings shall be deemed to have been paid and agreed by the Vendor and Purchaser. If a T&C Dispute Notice is served on the Purchaser, the Purchaser agrees to procure that the Vendor and its accounting and other advisers are given reasonable access to the relevant books, personnel and accounting records in the relation to the Payable Training and Consulting Bookings.

      5.4.8 The Vendor and the Purchaser shall use all reasonable endeavours to resolve any matters in dispute and agree the amount payable in relation to the Payable Training and Consulting Bookings within 14 Business Days of the date of receipt of a T&C Dispute Notice by the Purchaser. If they fail to do so by the expiry of 14 Business Days after the date of receipt by the Vendor of the T&C Dispute Notice, the Vendor or the Purchaser may refer any remaining matters in dispute to the Expert, with a request that the Expert determine the matters within dispute 45 Business Days of receiving the reference. Any reference to Expert shall be deemed to be a joint reference by the Vendor and the Purchaser and, in any such reference, the Expert shall act as an expert and not as an arbitrator. The determination of the Expert shall be final and binding on both parties in relation to the matters in dispute.

      5.4.9 The charges of any Expert shall be apportioned between the parties as the Expert shall decide or, in the absence of such directions by the Vendor and the Purchaser in equal shares.

6     Warranties

6.1   Incorporation of Schedule 4

      6.1.1 The Vendor warrants and represents to the Purchaser and its successors in title in the terms set out in Schedule 4 subject only to:

            (i) any matter which is fairly disclosed in the Disclosure Letter and any matter expressly provided for under the terms of this Agreement; and

            (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

      6.1.2 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties and on the undertakings contained in Clause 9. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraphs of Schedule 4 or by anything in this Agreement.

      6.1.3 Any statement qualified by the expression "so far as the Vendor is aware", "to the Vendor's knowledge, information and belief", "known to the Vendor" or any similar expression shall, unless otherwise stated, be deemed to be a reference to the aggregate knowledge, information or belief which each Key Employee has or could reasonably be expected to have.

6.2   Incorporation of Schedule 6

      Macrovision warrants and represents to the Vendor in terms set out in
      Schedule 6 and acknowledges that the Vendor has entered into this Agreement in reliance on those warranties.

6.3   Limitation of Liability

      The provisions of Schedule 5 shall apply.

6.4   Effect of Completion

      The Warranties and all other provisions of this Agreement (other than those contained in Schedule 3), in so far as the same shall not have been performed at Completion, shall not be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser or by the Vendor (as the case may be).

6.5   Waiver

      Save in the case of fraud, the Vendor undertakes to the Purchaser not to make or pursue any claim against any Relevant Employee on whom it may have relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement.

6.6   Waiver of Set-Off

      The Purchaser hereby waives all and any rights of set-off which it may have with respect to any sums under this Agreement and in particular agrees that it shall have no right of set-off of any sums due by the Vendor for breach of any of the Warranties against any sums owed to the Vendor by operation of Clause 3.1.1 in respect of New Bookings or Training and Consulting Bookings.

7     Contracts and Third Party Consents

7.1   Obligation to obtain Third Party Consents

      To the extent any Licence Agreement is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Vendor and the Purchaser shall use reasonable endeavours both before and after Completion to obtain all necessary Third Party Consents and shall keep the Purchaser informed of progress in obtaining such Third Party Consents. The Vendor shall deliver to the Purchaser, as soon as possible after receipt, any Third Party Consent.

7.2   Obligations until Third Party Consents are obtained

      In respect of any Licence Agreement, until the relevant Third Party Consent has been obtained as contemplated by Clause 7.1:

      7.2.1 the Vendor shall (to the extent that it is lawfully able to do so) hold the benefit of the Licence Agreement on trust for the Purchaser from Completion and, in so acting, shall:

            (i) receive any payments made to the Vendor after Completion as trustee, place the same in a separate bank account, record the payment separately in its books and account to the Purchaser for the same within four Business days of receipt but where the Vendor is liable to account for VAT in respect of any supply to which the payments relate, the Vendor shall only be liable to account to the Purchaser amounts net of any VAT liability;

            (ii) deliver to the Purchaser as soon as practicable after receipt any notice or other document concerning or relating to such Licence Agreement received by the Vendor in the case where such notice or other document relates exclusively to the Business;

            (iii) deliver to the Purchaser as soon as possible after receipt a summary of the relevant part of any notice or other document concerning or relating to such Licence Agreement received by the Vendor in the case of a notice or other document relating in part to the Business;

            (iv) receive any goods delivered to it by any supplier pursuant to such Licence Agreement as agent and trustee for the Purchaser and deliver such goods as directed by the Purchaser;

            (v) notify the Purchaser of any payment required to be made to any supplier pursuant to any Licence Agreement whereupon the Purchaser shall either pay the supplier direct or indemnify the Vendor for any payment required to be made by it to the supplier in respect thereof after Completion and when indemnifying the Vendor the Purchaser shall be entitled to have regard to the extent to which the Vendor is able to obtain credit or repayment of input tax for VAT purposes in respect of supplies of goods and/or services made to the Vendor to which the amounts relate and the liability of the Purchaser shall be reduced accordingly;

      7.2.2 to the extent that the Vendor is not lawfully able to hold the Licence Agreement on trust for the Purchaser, the parties shall make such other arrangements between themselves as the Purchaser may reasonably require to provide the benefits of the Licence Agreement for the Purchaser, including the enforcement of all rights of the Vendor against any other party thereto;

      7.2.3 to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform the Vendor's obligations under the Licence Agreement as agent or sub-licensee or otherwise and shall indemnify the Vendor in respect thereof. To the extent that the Purchaser is not lawfully able to do so, the Vendor shall at its cost do all such things as the Purchaser may reasonably require to enable due performance of the Licence Agreement and the Purchaser shall indemnify the Vendor in respect thereof.

7.3   Failure to Obtain Third Party Consents

      If a Third Party Consent is refused or otherwise not obtained on terms reasonably satisfactory to the Purchaser within 6 months of Completion, the Purchaser shall be entitled by notice to the Vendor to exclude the relevant Licence Agreement and references in this Agreement to the Licence Agreements and the Business (other than in this Clause 7.3) shall be construed as excluding such Licence Agreement, provided that the Vendor shall indemnify the Purchaser against all Losses incurred by the Purchaser in connection with the exclusion of such Licence Agreement arising from claims made by the other party to such Licence Agreement.

8     The Relevant Employees

8.1   Transfer Regulations

      The parties accept that this Agreement and the sale of the Business to be effected by it are governed by the Transfer Regulations and the following provisions shall apply in connection therewith:

      8.1.1 the contract of employment of each of the Relevant Employees including obligations towards each of the Relevant Employees in respect of the GPP (save insofar as such contract relates to any occupational pension scheme) shall have effect from Completion as if originally made between the Relevant Employee and the Purchaser;

      8.1.2 subject to Clause 8.1.11, the Vendor shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and Taxation and National Insurance Contributions payable in respect of the Relevant Employees in respect of the period to Completion and will discharge all such obligations in respect of the Relevant Employees when they become payable and whether or not the obligations fall due for payment prior to Completion;

      8.1.3 the Vendor shall indemnify the Purchaser and keep the Purchaser indemnified against all Employment Losses which relate to or arise out of any act or omission by the Vendor or any other event or occurrence prior to Completion (including, for the avoidance of doubt, Employment Losses which relate to or arise out of any personal injury claim which has its origins before Completion) and which the Purchaser incurs in relation to any contract of employment, or the employment relationship or collective agreement concerning one or more of the Relevant Employees pursuant to the Transfer Regulations or otherwise provided that, for the avoidance of doubt, the indemnity in this clause 8.1.3 does not relate to the Purchaser's obligation in terms of the Transfer Regulations to employ the Relevant Employees on the terms and conditions of employment to which they were entitled immediately prior to Completion nor does it relate to the Purchaser's obligation to recognise their periods of continuous employment as at Completion;

      8.1.4 if any contract of employment, employment relationship of anyone other than an employee who is listed in Schedule 13 or collective agreement not disclosed in writing to the Purchaser shall have effect as if originally made between the Purchaser and any employee ("Undisclosed Employee") or a trade union or other body that represents employees as a result of the provisions of the Transfer Regulations (without prejudice to any other rights or remedies which may be available to the Purchaser):

            (i) the Purchaser may, upon becoming aware of the application of the Transfer Regulations to any such contract of employment or collective agreement, terminate such contract or agreement immediately; and

            (ii) the Vendor shall indemnify the Purchaser and keep the Purchaser indemnified against all Losses relating to or arising out of such termination and reimburse the Purchaser for all costs and expenses (including, without limitation, any Taxation) incurred in employing such employee in respect of his employment following Completion; and

            (iii) the Vendor shall indemnify the Purchaser and keep the
                  Purchaser indemnified in respect of any Undisclosed Employee on the same terms mutatis mutandis as the Vendor has indemnified the Purchaser in respect of a Relevant Employee pursuant to the terms of Clause 8.1.3;

      8.1.5 the Vendor shall indemnify the Purchaser and keep the Purchaser indemnified against all Losses which relate to or arise out of any dismissal by the Vendor of any employee (not being a Relevant Employee) and which the Purchaser incurs pursuant to the Transfer Regulations;

      8.1.6 the Vendor shall not take any steps to terminate the contracts of employment of or collective agreements concerning the Relevant Employees;

      8.1.7 the Vendor shall indemnify the Purchaser and keep the Purchaser indemnified against all Losses which relate to or arise out of any failure by the Vendor to comply with its obligations under Regulation 10 of the Transfer Regulations (save where those Losses were caused as a result of the Purchaser failing to comply with its obligations under Regulation 10 of the Transfer Regulations); and

      8.1.8 the Purchaser shall deliver to each of the Relevant Employees a letter from the Vendor and the Purchaser in the agreed terms.

      8.1.9 The Purchaser hereby undertakes to indemnify and keep indemnified the Vendor on demand from and against all Losses suffered or incurred by the Vendor in relation to the Relevant Employees which relate to or arise out of any act or omission by the Purchaser or any other event or occurrence after Completion (including, without prejudice to the foregoing generality, in relation to negligence claims by any Relevant Employee, unfair dismissal, redundancy, unlawful discrimination, breach of contract, unlawful deduction of wages and equal pay).

     8.1.10 The Purchaser hereby undertakes to indemnify and keep indemnified the Vendor on demand from and against any Losses suffered or incurred by the Vendor as a result of any failure by the Purchaser to comply with its obligations under Regulation 10(3) of the Transfer Regulations.

     8.1.11 The Vendor and the Purchaser agree that, in respect of the bonuses payable to the Relevant Employees, which are set out at Schedule 20 to this Agreement (the "Bonuses") the Purchaser will pay the payments listed in the column headed PTS Payments on behalf of the Vendor within 5 days of Completion, and the Purchaser will pay the amounts listed in the column headed GSI Payments for its own parts within 90 days of Completion. Accordingly, the Purchaser agrees to pay to each of the Relevant Employees, within 5 days of Completion, the payments listed in the column headed "PTS Payment" in Schedule 20 less such deductions as the Purchaser is required to make by law. The Vendor shall, on demand, reimburse the Purchaser:-

            (i) the amount of such payments made by the Purchaser to the Relevant Employees on behalf of the Vendor; and

            (ii) the amount of any Taxation and National Insurance Contributions thereon.

8.2   Conduct of Claims

      If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under the provisions of Clause 8.1.3, the following provisions shall apply:

      8.2.1 The Purchaser shall give notice to the Vendor of such matter or claim as soon as reasonably practicable.

      8.2.2 The Purchaser agrees that:-

            (i) no admission of liability shall be made by or on behalf of the Purchaser and the claim shall not be compromised, disposed of or settled without the consent of the Vendor (such consent not to be unreasonably withheld or delayed); and

            (ii) the Purchaser shall be entitled to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) but will not take any such action without the consent of the Vendor, such consent not to be unreasonably withheld or delayed.

      8.2.3 Each party shall (at the expense of the Vendor) give the other party and any of its professional advisers access to all documentation (and shall allow them to copy such documentation), premises personnel or other information which the other party reasonably requires and which relate to the claim.

8.3   Definitions

      For the purposes of this Clause 8:

      8.3.1 the terms "contract of employment", "collective agreement" and "trade union" shall have the same meanings respectively as are given to those terms in the Transfer Regulations; and

      8.3.2 "Employment Losses" means all Losses, Liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands.

9     Restrictions on the Vendors

9.1   Restrictions

      9.1.1 The Vendor and Mr Rowlinson each undertake and agree with the Purchaser and its successors in title that the Vendor and Mr Rowlinson will not in any Relevant Capacity during the Restricted
            Period:

            (i) directly or indirectly carry on within Europe any business which is of the same or substantially similar type to the Business as now carried on by the Vendor and which is or is reasonably considered to be in competition with any part of the Business as now carried on ("Restricted Business") nor be concerned or interested within Europe in any Restricted Business;

            (ii) for the purpose of a Restricted Business, canvass or solicit the custom of any person, firm or company who has within two years prior to Completion been a customer of the Business; or

            (iii) induce or seek to induce any Restricted Employee to become employed (whether as employee, consultant or otherwise) by the Vendor or any member of the Vendor's Group, whether or not such Restricted Employee would thereby commit any breach of his contract of service.

      9.1.2 The Vendor and Mr Rowlinson each further undertake and agree with the Purchaser that they will not in any Relevant Capacity adopt, use or carry on business under, or use as a trade mark or name for any of its products or services, "Globetrotter" or any other trade marks relating to the Software or the Business or any name resembling the same, other than "PTS" or "Productivity through Software" or the word "software".

9.2   Exceptions

      The restrictions in Clause 9.1 shall not operate to prohibit the Vendors and/or Mr Rowlinson from:

      9.2.1 holding or being interested in up to 5 per cent of the outstanding issued share capital of a company listed on any recognised stock exchange;

      9.2.2 fulfilling any obligation pursuant to this Agreement and any agreement to be entered in to pursuant to this Agreement;

      9.2.3 carrying on or being engaged or economically interested in a Permitted Activity.

9.3   Use of Trademarks

      The Vendor agrees that it will not in any Relevant Capacity adopt, use or carry on business under, or use as a trade mark or name for any of its products or services "Globetrotter" or any other trade marks relating to the Software or the Business or any name resembling the same.

9.4   Reasonableness of Restrictions

      The Vendor confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause. The Vendor agrees that it considers that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.5   Interpretation

      The following terms shall have the following meanings respectively in this Clause 9:

      9.5.1 "Permitted Activity" means:

            (i) consulting, training and support on the use of the Software (except to third parties who are at Completion or thereafter at any time during the Restricted Period a party to a Customer Contract), within or alongside any product other than the Software resold by the Vendor where such software has been licensed for distribution, sale, support to the Vendor by a licensee of the Purchaser as a component part of such product resold by the vendor and where the consulting, training or support is solely being provided with respect to the use of the Software embedded within the product;

            (ii) any business with respect to any product or tool (a "Tool") which may be used by a third party to develop products substantially similar to the Software where the Tool does not itself perform any of the functions of the Software (other than incidental functions) and where the Tool has not been specifically designed with the purpose of developing products substantially similar to the Software;

            (iii) any business with respect to any software component or tool sold by the Vendor (a "Component") with a functionality similar to the Software which is sold as a component of another product sold by the Vendor (a "Combined Product") where the functionality of such Component does not perform more than an incidental part of the Combined Product as relates to a significant function of such Combined Product and where the Combined product is not promoted in the marketplace as having a functionality substantially similar to the Software;

            (iv) any business with respect to any software product which does not perform any of the commercially significant functions of the Software and which is not promoted in the marketplace as having functionality substantially similar to the Software; and

            (v) any business related to any customer relationship management, bug tracking or incident tracking software that may cause the Vendor to compete with the Purchaser in relation to its Globetrack software product, provided that such business does not constitute a Restricted Business with respect to the Software other than Globetrack.

      9.5.2 "FLEXlm" means a software programme which enables software vendors, either through their customers, re-sellers or service providers to electronically license, monitor, control, limit, use or report on the use of their software;

      9.5.3 "Relevant Capacity" means for its own account or for that of any person, firm or company (other than the Purchaser) or in any manner whether through the medium of any company controlled by it or as a principal, partner, director, employee, consultant or agent.

      9.5.4 "Restricted Employee" means any Relevant Employee and any other person employed by the Purchaser during the Restricted Period who works in relation to the Business and who, (a) has or had access to trade secrets or other confidential information in relation to the Business; or (b) has participated in discussions relating to the transaction pursuant to this Agreement;

      [** Confidential treatment has been requested for certain provisions of this document]

      9.5.5 "Restricted Period" means [*] following Completion in relation to Clauses 9.1.1, in each case commencing on Completion.

10    Restrictions on the Purchaser

10.1  Restrictions

      The Purchaser undertakes with the Vendor that the Purchaser will not, in any Relevant Capacity during the [*] following Completion, induce or seek to induce any Restricted Employee to become employed whether as employee, consultant or otherwise of the Purchaser or any subsidiary undertaking or fellow subsidiary undertaking or holding company of the Purchaser whether or not such Restricted Employee would thereby commit any breach of his contract of service without Mr Rowlinson's consent.

10.2  Reasonableness of Restrictions

      The Purchaser confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause. The Purchaser agrees that they consider that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.3  Use of Vendor's name and trademarks

     10.3.1 The Purchaser shall, from Completion, use its best endeavours not to adopt, carry on or represent itself in any Relevant Capacity as carrying on business under the Vendor's name.

     10.3.2 The Purchaser agrees that it will not in any Relevant Capacity adopt, use or carry on business under, or use as a trademark or name for any other products or services "PtS" and/or "Productivity through Software" and/or any logo or get up used in conjunction therewith or any trademarks, logo or get up or any name resembling any of them.

     10.3.3 The Purchaser shall indemnify and agrees to keep indemnified the Vendor, up to a maximum aggregate amount of USD$[*], against any Losses suffered or incurred by the Vendor resulting from a breach by the Purchaser of its obligations under Clause 10.3.1.

10.4 Interpretation The following terms shall have the following meanings respectively in this Clause 10:

      "Relevant Capacity" means for its own account or for that of any person, firm or company (other than the Vendor) or in any manner whether through the medium of any company controlled by it or as a principal, partner, director, employee, consultant or agent;

      "Residual Business" means any business operated by the Vendor following the sale of the Business which is not in breach of Clause 9 hereof; and

      "Restricted Employee" means any employee of the Vendor (excluding for the avoidance of doubt, any Relevant Employee) during the Restricted Period who (a) has access to trade secrets or other confidential information in relation to the Residual Business; or (b) has participated in discussions relating to the transaction pursuant to this Agreement.

11    Post-Completion Obligations

11.1  The Assumed Liabilities

      11.1.1 If the Vendor becomes aware after Completion of any claim which constitutes or may constitute an Assumed Liability, the Vendor shall as soon as reasonably practicable give written notice thereof to the Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without prior consultation with or the prior agreement of the Purchaser.

      11.1.2 In connection therewith the Vendor shall make or procure to be made available to the Purchaser or its duly authorised agents, at the Purchaser's request, acting reasonably and on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Business which have been retained by the Vendor (and shall permit the Purchaser to take copies thereof at its own cost) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim.

11.2  Insurance and other Recoveries

      If at any time after Completion, the Vendor receives any insurance or other monies in respect of any Claim, then the Vendor shall pay to the Purchaser as soon as reasonably practicable the amount recovered.

11.3  Vendor's Continuing Obligations

      Notwithstanding Completion, the Vendor shall as part of its obligations under the Consultants Services Agreement:

     11.3.1 continue to give to the Purchaser, at the Purchaser's reasonable request, such information and assistance as the Purchaser may reasonably require, and at the Purchaser's expense, relating to the Business, its employees, customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Vendor receives;

     11.3.2 (without prejudice to the provisions of Clause 7), from time to time execute and perform all such acts, deeds and documents and afford to the Purchaser, at the Purchaser's expense, such assistance as the Purchaser may reasonably require:

            (i) for the purpose of vesting in the Purchaser the full benefit of the Business and implementing all the provisions of this Agreement;

            (ii) for the purpose of vesting to the extent possible under law in the Purchaser or as it may direct the full benefit of any rights, powers, remedies, claims or defences (including without limitation rights of set-off and counterclaim) which the Vendor may have in relation to any Claim or Assumed Liability or otherwise ensuring that the same ensure for the benefit of the Purchaser and to the extent not possible under law to hold the same on trust for the Purchaser;

            (iii) to enable to the extent possible under law any claim, action, suit, prosecution, litigation, proceeding, dispute or arbitration to which the Vendor was a party and which relates to any Claim or Assumed Liability to be continued by or against the Purchaser and to the extent not possible under law to hold the same on trust for the Purchaser; and

            (iv) to enable to the extent possible under law any judgment or award obtained by the Vendor and not fully satisfied as at Completion, to the extent to which it is a Claim enforceable by the Vendor, to be enforced by the Purchaser, whether by the Purchaser joining itself as a defendant or by the Purchaser consenting to any plaintiff concerned joining it as a defendant or otherwise and to the extent not possible under law to hold the same on trust for the Purchaser;

     11.3.3 at the Purchaser's expense, communicate all or any of the Vendor's Know-how to such persons in the employment of the Purchaser or any of its subsidiaries as the Purchaser may request ;

     11.3.4 except as provided in Clauses 13.3.4 and 13.3.6, keep confidential and not disclose or make use of any part of the Vendor's Intellectual Property or the Vendor's Know-how or any other Intellectual Property or Know-how which is the subject of the Licence Agreements or any other confidential information relating to the Business (except to the extent that the Vendor's Know-how or any part thereof has come into the public domain otherwise than through unauthorised disclosure by the Vendor) and at the Purchaser's expense assist the Purchaser in the prosecution of all applications to register the Vendor's Intellectual Property (whether such applications are outstanding at Completion or made thereafter by the Purchaser) and to establish, confirm or defend title to the Vendor's Intellectual Property. For the avoidance of doubt, the Vendor shall not be prohibited from using or disclosing such information for the purposes of the Residual Business, to the extent that such information was not used exclusively in the Business by the Vendor as at or within 6 months prior to Completion; and

     11.3.5 allow the Purchaser reasonable access to, and copies of any books, records or other information relating to the Business which is not delivered to the Purchaser pursuant to paragraph 1.1.8 of Schedule 3.

11.4  Duration

      This Clause 11 will apply for a period of 1 year following Completion.

12    Guarantees

12.1  Macrovision Guarantee

     12.1.1 In consideration for the benefits conferred on it herein, Macrovision unconditionally and irrevocably guarantees to the Vendor the full due and punctual performance and observance by the Purchaser of all the Purchaser's obligations, commitments, undertakings, warranties and indemnities under or pursuant to the terms of this Agreement and all other documents referred to in the Agreement. If the Purchaser fails in the full due and punctual performance and observance of its obligations hereunder and thereunder then Macrovision shall be liable for such obligations of the Purchaser as if it were a primary obligator and not a surety.

     12.1.2 The obligations of Macrovision under Clause 12.1:

      [** Confidential treatment has been requested for certain provisions of this document]

            (i) shall be continuing obligations and shall not be satisfied, discharged, lessened, impaired or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Purchaser or any changes in the terms, conditions and undertakings on the part of the Purchaser contained in this Agreement or in any other document referred to in this Agreement; and

            (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for these provisions might operate to release or exonerate the Purchaser from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

12.2  Mr Rowlinson Guarantee

     12.2.1 In consideration for the benefits conferred on him herein, Mr Rowlinson unconditionally and irrevocably guarantees to the Purchaser the full due and punctual performance and observance by the Vendor of all the Vendor's obligations, commitments, undertakings, warranties and indemnities under or pursuant to the terms of this Agreement and all other documents referred to in the Agreement. If the Vendor fails in the full due and punctual performance and observance of its obligations hereunder and thereunder then Mr Rowlinson shall be liable for such obligations of the Vendor as if he were a primary obligator and not a surety, provided that the Vendor shall not seek to enforce the guarantee granted to it by Mr Rowlinson under this Clause 12.2 until it has first used all reasonable endeavours to pursue its rights against the Vendor.

     12.2.2 The obligations of Mr Rowlinson under Clause 12.2.1:

            (i) shall be continuing obligations and shall not be satisfied, discharged, lessened, impaired or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Vendor or any changes in the terms, conditions and undertakings on the part of the Vendor contained in this Agreement or in any other document referred to in this Agreement; and

            (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for these provisions might operate to release or exonerate the Vendor from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

12.3  Limit on Mr Rowlinson's Liability

      The maximum liability of Mr Rowlinson pursuant to his obligations under Clause 12.2 of this Agreement shall be USD$[*].

      [** Confidential treatment has been requested for certain provisions of this document]

13    Other Provisions

13.1  Announcements

     13.1.1 Pending and following Completion, the Vendor and the Purchaser shall, subject to the requirements of law or by any regulatory body, or the rules and regulations of any recognised stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities or to the media or otherwise which either party may desire or be obliged to make regarding this Agreement and transactions contemplated by this Agreement. The Vendor will consult with the Purchaser on any press release which the Vendor may desire to issue, and any such press release shall require the Purchaser's consent, which consent shall not be unreasonably withheld. The Purchaser will consult with the Vendor regarding any press releases that the Purchaser desires to issue following Completion, and any such press release shall require the Vendor's consent, which consent shall not be unreasonably withheld, except for the issue of the Press Release in the agreed terms as set out in Schedule 19.

     13.1.2 Subject to Clause 13.1.1, no party shall pending Completion make or authorise or issue any formal announcement or circular or other communication concerning the subject matter of this Agreement or any transaction referred to in or contemplated by this Agreement.

13.2  Entire Agreement

      This Agreement and the documents referred to herein (including, without limitation, any Related Agreements) set out the entire agreement and understanding between the parties in relation to the subject matter of this Agreement and each of the parties hereto hereby confirms that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement or any Related Agreements. Nothing in this Clause shall operate to limit or exclude liability for fraud.

13.3  Confidentiality

     13.3.1 This Agreement supersedes the Letter Agreement.

     13.3.2 Subject to Clause 13.3.6, during the period ending [*] from the date of Completion, each party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

            (i) the provisions of this Agreement, any Related Agreement and any agreement entered into pursuant to this Agreement;

            (ii) the negotiations relating to this Agreement (and such other agreements); or

            (iii) without prejudice to Clause 13.3.5, the other party's business, financial or other affairs (including future plans and targets) including, for the avoidance of doubt, any such information provided by or obtained from any of the Relevant Employees.

     13.3.3 On Completion, the Vendor shall assign to the Purchaser, to the extent permitted by the terms of the relevant agreement, the benefit of any confidentiality agreements entered into by the Vendor in connection with the sale of the Business.

     13.3.4 Subject to Clause 13.3.6, the Vendor hereby undertakes that it shall not make use of or divulge or communicate to any person, and shall use its best endeavours to prevent the use, publication or disclosure of, any confidential information exclusively or primarily concerning the Business or any dealings, transactions or affairs or other information exclusively or primarily relating to the Business which it shall have received or obtained as an owner of the Business. For the avoidance of doubt, the Vendor shall not be prohibited from using or disclosing such information for the purposes of the Residual Business, to the extent that such information was not used exclusively in the Business by the Vendor as at or within 6 months prior to Completion.

     13.3.5 Confidential information for the purposes of Clause 13.3.4 shall include any information relating exclusively or primarily to the Business and, in particular shall, include:

            (i) the business methods and information of the Vendor (to the extent it relates exclusively or primarily to the Business), including prices charged, discounts, given to customers or obtained from suppliers, product development, marketing and advertising programmes, costing, budgets, turnover, sales targets or other financial information;

            (ii) lists and particulars of any Business customers or prospective customers and the individual contracts with such customers,

            whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Vendor as being confidential.

     13.3.6 Neither Clause 13.3.2 nor Clause 13.3.4 shall prohibit disclosure or use of any information if and to the extent:

            (i) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

            (ii) the disclosure or use is required to vest the full benefit of this Agreement in either party;

            (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing party;

            (iv) the disclosure is made to professional advisers of the Purchaser or the Vendor on terms that such professional advisers undertake to comply with the provisions of Clause
                  13.3.2 in respect of such information as if they were a party to this Agreement;

            (v) the information becomes publicly available (other than by breach of the Letter Agreement or of this Agreement);

            (vi) the other party has given prior written approval to the disclosure or use; or

            (vii) the information is independently developed after Completion,


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

            provided that, prior to disclosure or use of any information pursuant to Clause 13.3.2(i),13.3.2(ii) or13.3.2(iii) (except in the case of disclosure to a Tax authority), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13.4  Return of Documents etc.

      If Completion does not take place, the Purchaser shall forthwith return all written information of or relating to the Vendor or the Vendor's Group provided to the Purchaser or its advisers (the "Confidential Information") which is in the Purchaser's possession or under the Purchaser's custody and control without keeping any copies thereof provided that the Purchaser's advisers may keep one copy of any document in their possession for record purposes without prejudice to any duties of confidentiality in relation to such Confidential Information contained in this Agreement or the Letter Agreement.

13.5  Successors and Assigns

     13.5.1 Subject to Clause 13.5.2, this Agreement is personal to the parties to it. Accordingly, neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement except as contemplated by Clause 13.5.2.

     13.5.2 Except as otherwise expressly provided in this Agreement, either the Vendor or the Purchaser may, without the consent of the other, assign to a connected company the benefit of all or any of the other party's obligations under this Agreement. For the purposes of this sub-clause a "connected company" is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company. 13.6 Third Party Rights A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.7  Variation etc.

     13.7.1 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

     13.7.2 For the purposes of Section 2 of the Law of Property (Miscellaneous Provisions) Act 1989, this Agreement shall be deemed to incorporate all documents directly or indirectly required to be executed pursuant to it.

13.8  Time of the Essence

      Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between parties.


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

      [** Confidential treatment has been requested for certain provisions of this document]

13.9  Costs

      The Vendor shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Business. The Purchaser shall bear all such costs incurred by it.

13.10 Interest

      If the Vendor or the Purchaser defaults in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of [*] per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded with monthly rests.

13.11 Grossing-up of Indemnity Payments, VAT

    13.11.1 Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to taxation in the hands of the recipient, then to the extent that such charge to taxation would not have arisen had any amounts, for the loss of which indemnity is made, compensation or reimbursement made, been received the sum payable shall be increased to such sum as will ensure that after payment of such taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

    13.11.2 Where any sum (the "Indemnity Sum") constituting an indemnity, compensation or reimbursement to any party to this Agreement (the "Recipient") is paid to a person other than the Recipient but is treated as taxable in the hands of the Recipient except to the extent that Clause 13.11.1 is or has been applied to the Indemnity Sum, the payer shall promptly pay to the Recipient such sum as shall reimburse the Recipient for all Taxes suffered by it in respect of the payment (after giving credit for any tax relief available to the Recipient in respect of the matter giving rise to the payment).

    13.11.3 Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

    13.11.4 If any payment made by the Vendor to the Purchaser or by the Purchaser to the Vendor under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due.

13.12 Notices

    13.12.1 Any notice or other communication in connection with this Agreement or with any arbitration or intended arbitration under this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

            In the case of the Vendor to:

                                       Manor Park Avenue
                                           Manor Park


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

            Cheshire WA7 I1L
            United Kingdom

            Fax: 01928 579 701
            Attention: The Company Secretary

            In the case of the Purchaser:

            Woodley House, Crockhamwell Road, Woodley RG5 3JP
            United Kingdom

            Fax: 020 8839 0409
            Attention: The Company Secretary

            In the case of Macrovision to:

            1341 Orleans Drive
            Sunnyvale, CA 94089

            Fax: 001 408 743 8610
            Attention: Chief Financial Officer

            In the case of Mr Rowlinson to:

            The Kennels
            Park Lane, Higher Walton
            Warrington WA4 5LH
            United Kingdom

            Fax: o
            Attention: Mr Rowlinson

            or (in any case) to such other address or fax number in the United Kingdom as the relevant party may have notified to the other in accordance with this Clause.

    13.12.2 Any Notice may be delivered by hand or sent by courier, fax or prepaid first class post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by courier or fax, or 60 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand.

13.13 Appointment of Process Agent by Macrovision

    13.13.1 Macrovision hereby irrevocably appoints the Purchaser as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Macrovision.

    13.13.2 The Purchaser on behalf of Macrovision shall inform the Vendor, in writing, of any change in the address of the process agent of Macrovision within 28 days.

    13.13.3 If such process agent ceases to be able to act as such or to have an address in England, Macrovision irrevocably agrees to appoint a new process agent in England acceptable to the Vendor and to deliver to the Vendor within 14 days a copy of a written acceptance of appointment by the process agent.

    13.13.4 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

13.14 Severance

      If any term or provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected thereby.

13.15 Counterparts

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

13.16 Governing Law and Submission to Jurisdiction

    13.16.1 This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law.

    13.16.2 The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. The parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground proceedings have been brought in an inconvenient forum.

Executed as an Agreement.

SIGNED by John Rowlinson
on behalf of
Productivity Through Software plc      }

Date: 4 October 2000

SIGNED by David Simmons                          as attorney for
on behalf of                                     C-Dilla Limited
C-Dilla  Limited                       }

Date: 4 October 2000

Name

Address

Occupation

SIGNED by David Simmons                          as attorney for
on behalf of                                     Macrovision Corporation
Macrovision Corporation                }

Date: 4 October 2000

Name

Address

Occupation

SIGNED by Mr John Rowlinson